Portions of this exhibit, for which confidential treatment has been granted,
have been omitted.  Omitted portions are marked by brackets [   ].

                                                                   EXHIBIT 10.12



                              AMENDED AND RESTATED
                     SOFTWARE LICENSE AND SERVICE AGREEMENT





         THIS AMENDED AND RESTATED SOFTWARE LICENSE AND SERVICE AGREEMENT (the "Agreement") is made and entered into as of July 1, 1995, by and between TSI, a division of LCC, L.L.C., a Delaware limited liability company having its principal offices at 2111 Wilson Boulevard Suite 401, Arlington, Virginia
22201 (collectively, "TSI"), and NEXTEL COMMUNICATIONS, INC., a Delaware corporation having its principal offices at 201 Route 17 North, Rutherford, New Jersey 07070 ("Nextel").

                                  WITNESSETH:

         WHEREAS, TSI (formerly, Telecom Solutions Incorporated) and (formerly, Fleet Call, Inc.) entered into a Software License and Service Agreement, dated as of July 1, 1992 (the "Fleet Call Agreement") pursuant to which Fleet Call engaged TSI to perform certain engineering services, and acquired a license to use TSI's proprietary ANET(R) network planning software;

         WHEREAS, TSI and Dispatch Communications Incorporated ("Discom") entered into a Software License and Service Agreement, dated as of September 1, 1992 (the "Discom Agreement"), which was subsequently assigned to, and assumed by Nextel in connection with Nextel's acquisition of the digital mobile telephone systems fully owned and operated by Discom;

         WHEREAS, TSI and Powerfone Inc. ("Powerfone") entered into a Software License Agreement, dated as of November 9, 1993 (the "Powerfone Agreement"), which was subsequently assigned to, and assumed by Nextel in connection with Nextel's acquisition of the digital mobile telephone systems formerly owned and operated by Powerfone;

         WHEREAS, TSI and Questar Telecom, Inc. ("Questar") entered into a Software License Agreement, dated as of September 1, 1993 and a Service Agreement, dated as of May 3, 1993 (the "Questar Agreements"), which were subsequently assigned to, and assumed by Nextel in connection with Nextel's acquisition of the digital mobile telephone systems formerly owned and operated by Questar; and

         WHEREAS, the parties hereto desire to amend, consolidate and restate each of the Fleet Call, Discom, Powerfone and Questar Agreements;

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree as follows:

1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:

         1.1 ANET Software. The term "ANET Software" shall mean TSI's proprietary ANET network planning software, release 1.7, in machine-readable, object code form only.

         1.2 CellCAD Software. The term "CellCAD(TM) Software" shall mean TSI's proprietary CellCAD network planning software, release 2.0, in machine-readable, object code form only.

         1.3 CMA Software. The term "CMA Software" shall mean TSI's proprietary CMA field test measurement analysis software, in machine readable, object code form only, which is designed to operate in conjunction with the ANET Software.

         1.4 CellQUEST Software. The term "CellQUEST Software" shall mean TSI's proprietary CellQUEST field test measurement analysis software in machine readable, object code form only, which is designed to operate in conjunction with the CellCAD Software.

         1.5 Defect. The term "Defect" shall mean any material and reproducible error, problem or defect resulting from an incorrect functioning of the Software or an incorrect or incomplete identification, statement or diagram in the Documentation, if such error, problem or defect causes the Software to fail to perform substantially in the manner specified in the Documentation.

         1.6 Documentation. The term "Documentation" shall mean the designated TSI user manuals and instructions provided to Nextel regarding the use of the Software.

         1.7 Independent Contractor. The term "Independent Contractor" shall mean an independent contractor of Nextel, excluding any entity or employee of any entity that provides software in competition with TSI, which has executed a Confidentiality Agreement with TSI that is satisfactory to TSI in form and substance.

         1.8 Installation Sites. The term "Installation Sites" shall mean Nextel's facilities in the Territory, where the Software will be installed and used in accordance with the provisions of this Agreement.

         1.9 Minimum Service Charge. The term "Minimum Service Charge" shall mean the dollar amount of radio frequency engineering service fees (excluding taxes, reimbursable expenses and similar charges) that Nextel guarantees to pay to TSI each month for the first thirty-six (36) months during the term of this Agreement in accordance with Section 4.2.1 hereof.

         1.10 Nextel. For the purposes of this Agreement, the term Nextel shall be deemed to include Nextel Communications, Inc. and each entity that is "controlled" by the same, where the term "control" means the ownership of 50% or more of an entity's capital stock or voting securities.

         1.11 Optional Enhancement. The term "Optional Enhancement" shall mean any improvement, addition or revision to the Software that is: (i) developed by TSI, and (ii) not part of TSI's normal software release process.

         1.12 Services. The term "Services" shall mean the services to be rendered by TSI to Nextel pursuant to Section 4.

         1.13 Software. The term "Software" shall mean: (i) the ANET Software; (ii) the CellCAD Software; (iii) the CMA Software; (iv) the CellQUEST Software; (v) any Standard Enhancement; and (vi) any Optional Enhancement which becomes part of this Agreement in accordance with the provisions of Section 2.5.

         1.14 Standard Enhancement. The term "Standard Enhancement" shall mean any improvement, addition or revision to the Software that is: (i) developed by TSI; and (ii) part of TSI's normal software release process. For the purposes of this Agreement: (a) LCC's proprietary ANET software, version 2.0, and (b) TSI's proprietary CellCAD software, version III (which is TSI's planned Intel-based version of the CellCAD Software that is currently under development), shall each be considered Standard Enhancements to the ANET Software and the CellCAD Software, respectively, and shall be delivered to Nextel when the same are available for commercial release by TSI.

         1.15 Systems. The term "Systems" shall mean Nextel's digital mobile telephone systems in the Territory.

         1.16 Territory. The term "Territory" shall mean each geographical area in North America, Puerto Rico and/or the U.S. Virgin Islands in which Nextel operates or plans to operate a System.

         1.17 Trademarks. The term "Trademarks" shall mean: (i) ANET(TM), CellCAD(TM), CelluMATE(R), CM-1000(TM),CM-1500(TM), TSI(R), RSAT(R) and RSAT-Plus(R), which are trademarks of TSI, (ii) TSI(R), which is a service mark of TSI, and (iii) any other trademark, service mark or logo used by TSI during the term of this Agreement.

2.       SOFTWARE LICENSE.

         2.1 License. TSI hereby grants to Nextel, and Nextel hereby accepts from TSI, a non-exclusive, non-transferable and restricted bright and license to use the Software and the Documentation in accordance with the terms of this Agreement.

         2.2 Terms and Restrictions. Nextel agrees to the following terms and restrictions on its use of the Software and the Documentation:

                 2.2.1 The Software and the Documentation shall be used: (i) solely at the Installation Sites by Nextel and its employees and/or Independent Contractors, provided that the CMA Software and CellQUEST Software may be used anywhere in the Territory; and (ii) solely for the purpose of supporting the design and operation of the Systems. In no event shall the Software or the Documentation be used for the purpose of processing data for or otherwise supporting any cellular radiotelephone or digital mobile telephone system which is located outside the Territory or which is operated by any person other than Nextel. Nextel agrees to operate the Software only as prescribed in the Documentation.

                 2.2.2 The Software and the Documentation may be copied, in whole or in part, only to the extent required by Nextel to use the Software and/or the Documentation in accordance with the rights granted hereunder and for back-up or archival purposes.

                 2.2.3 Nextel shall include all copyright and other proprietary rights notices included on the Software or the Documentation on all copies of the Software or Documentation prepared by or for Nextel. In no event shall Nextel erase or obliterate any such notices.

                 2.2.4 Nextel agrees that it shall not: (i) reverse engineer, disassemble, decompile, interrogate or decode the Software or any data files created by or associated with the Software; (ii) derive source code, methodologies or proprietary algorithms from the Software; or (iii) modify the Software or otherwise create any derivative work from the Software.

                 2.2.5    Nextel agrees and acknowledges that the
Software and the Documentation are unpublished, licensed works of TSI which contain trade secrets of TSI.

                 2.2.6 Nextel agrees that it shall not, at any time during or after the term of this Agreement, sell, assign, lease, sublicense or otherwise transfer the Software or the Documentation.

         2.3 CellCAD Software. Following TSI's commercial release of the CellCAD Software, Nextel shall have the option, upon written notice to TSI, to convert Nextel's license to use the ANET Software in connection with any Installation Site into a license to use the CellCAD Software. As soon as practicable following its receipt of Nextel's notice of conversion, TSI agrees to install the CellCAD Software at the relevant Installation Site in accordance with the provisions of Section 4.1.2(b) hereof.

         2.4 Standard Enhancements. TSI shall furnish each Standard Enhancement to Nextel at no additional charge.

         2.5 Optional Enhancements. TSI shall make Optional Enhancements available to Nextel as they are commercially released by TSI for such additional fees and/or charges, and upon such other term, as may be mutually agreed upon by the parties. The mutually agreed terms upon which additional Optional Enhancements shall be delivered to Nextel shall be reflected in an amendment to this Agreement. Upon the execution of any such amendment, the Optional Enhancement covered thereby shall become a part of the Software for all purposes of this Agreement, as so amended.

         2.6 Sale of System. Nextel agrees that prior to any sale, transfer or assignment of any System in the Territory to any person other than a Nextel affiliate or subsidiary: (i) Nextel shall advise TSI in writing of such sale, transfer or assignment and (ii) the parties shall promptly enter into a separate Software License and Service Agreement for such System. Such software license and services agreement shall provide for: (i) a grant by TSI of a non-exclusive license for the then remaining term of this Agreement (including, at TSI's sole discretion, renewal terms) to use the ANET Software or the CellCAD Software (whichever is then installed for use with such System) for the purpose of supporting the operation of such System and (ii) the provision by TSI of Services on substantially the same terms as set forth herein. Nextel's Software license fees for such System shall not be doubled or otherwise increased due to execution of the separate Software License and Services Agreement. Such separate software license and services agreement may only be assigned to the purchaser, transferee or assignee of such System. Nextel shall not be required to pay any Software license fees on account of such System following (i) written notice to TSI by Nextel of the completion of Nextel's sale, transfer or assignment of such System and (ii) assignment by Nextel of the separate Software License and Service Agreement to the purchaser, transferee or assignee of such System. In the event that Nextel's sale, transfer or assignment of such Systems is not completed, the parties shall terminate and cancel such separate Software License and Services Agreement and continue under the terms of this Agreement.

         2.7 ANET Software Continued Support. The parties agree that, notwithstanding the commercial release of the CellCAD Software, TSI shall at Nextel's request, provide continued support to Nextel on the operation and use of the ANET Software until the earlier of (i) the date that is six (6) months after the date on which LCC and/or TSI commercially releases an Intel-based version of the CellCAD Software (currently planned as "CellCAD III") or (ii) December 31, 1998 (the "Support Period"). It is, however, TSI's intention to do minimal development of the ANET Software. Instead, TSI will concentrate on developing the CellCAD Software with the expectation that most clients will want the increased capabilities of the CellCAD Software in the future. Notwithstanding the above, however, TSI agrees that during the Support Period, upon TSI's receipt of a written request from Nextel, TSI will devote the resources of one (1) software developer to developing Software features and/or functionality requested by Nextel. Nextel agrees to designate a single point of contact at Nextel responsible for coordinating all such requests.

         2.8 WinMerge Software. TSI hereby grants to Nextel, and Nextel hereby accepts from TSI, a non-exclusive, non-transferable and restricted right and license to use TSI's proprietary "WinMerge" software, in machine-readable, object code form only, in accordance with the terms of this Agreement, which shall be considered a part of the Software and included in the software license fees paid by Nextel for all purposes of this Agreement except: (i) the WinMerge software shall be provided on an "AS IS" basis without any representation or warranty of any kind or nature, and (ii) TSI shall have no obligation whatsoever to support, enhance, improve, or correct any defect relating to the WinMerge software. Accordingly, the provisions of Section 4.1,
Section 7.1, and Section 8 of this Agreement shall not apply to Nextel's use or possession of the WinMerge software. TSI HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF WHATEVER KIND OR NATURE, EXPRESS OR IMPLIED, RELATING TO THE WinMerge SOFTWARE INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND ANY WARRANTIES OF NON-INFRINGEMENT.

3.       PROPRIETARY PRODUCTS AND WORKS.

         3.1 Proprietary Rights. The license granted pursuant to Section 2 does not constitute a transfer or sale of TSI's ownership rights in or to the Software or the Documentation. All right, title and interest in and to the Software and the Documentation (including any copies or subsequent versions thereof) shall remain the exclusive property of TSI, subject to the rights expressly granted hereunder. TSI shall be the sole owner of any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation (whether in written or unwritten form) which are made, developed, conceived of or reduced to practice by TSI. TSI shall retain the exclusive right to produce, publish, patent, copyright, sell, license and otherwise make use of: (i) the Software; (ii) the Documentation; and (iii) any and all inventions, discoveries, improvements, updates and enhancements relating to the Software or the Documentation which are made, developed conceived of or first reduced to practice by TSI. Nothing herein shall be construed as conveying to Nextel any right or interest in or to any of the Trademarks.

         3.2 Works. Nextel shall not obtain any right, title or interest in the Software, the Documentation or any of the know-how, methodologies, databases, documentation or software used by TSI or its subcontractors in the performance of the Services. All works authored by TSI or its subcontractors under this Agreement

(including all copyrights and other proprietary rights relating thereto) shall belong exclusively to TSI, and such works shall not be deemed to be works made for hire, unless otherwise agreed to in writing by the parties.

         3.3 Assistance. Nextel agrees to notify TSI immediately of any infringement, unauthorized possession or misuse of any Software, Documentation, data and/or information supplied under this Agreement. Upon TSI's request and at TSI's expense, Nextel shall render all reasonable assistance in the prosecution and/or settlement of any lawsuit or other action instituted to prevent or terminate any such infringement.

4.       TSI's SERVICES.

         4.1 Software Services. TSI agrees to provide Nextel with the following services relating to Nextel's use and operation of the Software:

                 4.1.1 Telephone and Facsimile Consultation. TSI shall assign a customer service representative trained on the use of the Software to answer, at no charge to Nextel, reasonable, limited telephone and/or facsimile inquiries from Nextel concerning the use, operation and maintenance of the Software between the hours of 8:00 a.m. and 8:00 p.m. Eastern time, on TSI's normal business days. TSI's current technical support telephone number is (703) 516-7390.

                 4.1.2    Installation and Training.

                          (a)      The parties acknowledge that the
ANET Software has, as of the date hereof, been installed at a variety of Nextel Installation Sites. For each new installation (except for conversions under Section 4.1.2(b) below) of the ANET Software or the CellCAD Software, TSI agrees to: (i) install the relevant Software at the Installation Site, and (ii) provide up to two (2) days of training on the operation of the relevant Software to two (2) designated employees of Nextel who will each have a sufficient technical background (e.g., an experienced RF engineer) to understand such training.

                          (b)      In the event Nextel desires to
convert an existing installation Site from the ANET Software to the CellCAD Software (whether CellCAD, version 2.0, or TSI's planned "CellCAD III" Intel-based version of the CellCAD Software), TSI agrees to: (i) convert Nextel's associated ANET databases into a format compatible with the CellCAD Software, (ii) install the CellCAD Software at the relevant Installation Site, and (iii) provide up to two (2) days of training on the operation of the CellCAD Software to two (2) designated employees of Nextel who will each have a sufficient technical background (e.g., an experienced RF engineer) to understand such training. Upon completion of the forgoing conversion services for any installation Site, Nextel: (i) shall promptly return to TSI and/or destroy all copies of the ANET Software and related Documentation used in connection with the relevant installation Site, and (ii) commence paying software support and maintenance fees for the relevant Installation Site in accordance with Section 5.2 hereof.

                          All training on the operation of the Software
shall: (i) use a structured, hands-on approach, and (ii) be designed to teach each major function of the Software, the menu path to access the function, what it does, when and why it is used and the data steps necessary for its use, all in accordance with the relevant Documentation, and to teach any aspects of the Software mutually acceptable to both parties.

                          (d)      All installation and training
provided under this Section 4.1.2 shall: (i) take place at such times as are mutually agreed upon by TSI and Nextel, (ii) be rendered by TSI in consideration for Nextel's payment of TSI's then-current standard rates for such installation, training and conversion services, plus reimbursement by Nextel of 103% of all reasonable expenses (including travel [with airfare at coach rate], lodging and meal costs) incurred by TSI in rendering such services, and (iii) be subject to Nextel's completion of all pre-installation work necessary or required in order to properly install the Software at any installation Site including, without limitation, the purchase, delivery and installation of all third party computer equipment necessary to operate the Software.

                 4.1.3    Database Services.  TSI agrees to convert and
set up such terrain, morphological, demographic and/or traffic database information with respect to the Territory as Nextel may request. Such services shall be rendered: (i) subject to the availability of suitable data, and (ii) in consideration for Nextel's payment of TSI's then-current standard rates for
such database services, plus reimbursement of [    ] of all reasonable expenses
incurred by TSI in rendering such services.

                 4.1.4    Photogrammetry Services.  TSI agrees to
provide such photogrammetry services relating to the Territory as Nextel may request. Such services shall be rendered: (i) subject to the availability of suitable data in a format compatible with the software format used by TSI, and
(ii) at the rate of [                                     ] per 1:24,000 scale
map (seven and one-half (7 1/2) minute U.S.G.S. map). TSI shall have the right to increase the photogrammetry services fees on July 1, 1996 and each July 1
thereafter during the term of this Agreement by up to [                ] the
then-current photogrammetry service fee rates.

         4.2 RF Engineering Services. Nextel hereby engages TSI to provide, and TSI hereby agrees to provide to Nextel radio frequency engineering services in connection with the design, optimization and operation of Systems in the Territory, subject to the following:

                 4.2.1    Minimum Service Charges.

                 (a) For any given month, Nextel shall pay TSI for the provision of radio frequency engineering services in accordance with the schedule of engineering service fees set forth in Exhibit A attached hereto, based on the number of hours devoted by TSI's engineers. For the first thirty-six (36) months during the term of this Agreement, if Nextel does not engage TSI to perform, and TSI does not perform, radio frequency engineering services resulting in hourly radio frequency engineering service charges totaling the Minimum Service Charges (as defined in Exhibit A) for the month, after the application of all applicable discounts, then Nextel shall pay to TSI an amount equal to the Minimum Service Charges for the month.

                 (b)      At each of the first and the second
anniversary of the date of this Agreement, Nextel shall have the option to reduce the Minimum Service Charges for the immediately following twelve (12) month period by up to ten percent (10%) of the then-current Minimum Service Charges, provided that: (i) Nextel notifies TSI in writing of Nextel's election to reduce the Minimum Service Charges at least thirty (30) days prior to the relevant anniversary date, and (ii) TSI's obligation to be available to provide Nextel with radio frequency engineering services shall be reduced in proportion to any reduction in the Minimum Service Charges. Notwithstanding any provision herein to the contrary, any reduction of the Minimum Service Charges shall not affect Nextel's obligations under Section 4.2.5 hereof with respect to assignments of two (2) years or more.

                 (c)      The parties agree to reduce the Minimum
Service Charges, on a pro rata basis, upon the occurrence, if they occur, of each of the following events:

                 (i) the Federal Communications Commission revokes any Nextel license to operate any System;

                 (ii)     the closing by Nextel of that certain
transaction with Motorola, Inc. ("Motorola") that will have the effect of combining the 800MHz specialized mobile radio communications business conducted by Motorola with the Systems pursuant to that certain Agreement and Plan of Contribution and Merger among Nextel, Motorola and ESMR, Inc., dated August 4, 1994, as amended; and

                 (iii) the closing of the purchase of each tranche of certain preferred stock and common stock of Nextel by Digital Radio, L.L.C. ("Digital") and Mr. Craig O. McCaw ("McCaw") pursuant to that certain Securities Purchase Agreement among Nextel, Digital and McCaw, dated April 5, 1995.

                 (d) The parties may agree to increase the Minimum Service Charges, on a pro rata basis, upon completion (i.e., the relevant closing date) of the Dial Call Acquisition, as defined in Section 11.2(a) hereof.

                 (e) Any reduction in the Minimum Service Charges under this Section 4.2.1 shall result in a corresponding reduction in the monthly staffing levels that TSI has agreed to be available to provide radio frequency engineering services to Nextel under Section 4.2.2 below; and any increase in the Minimum Service Charges shall result in a corresponding increase in such staffing levels.

                 4.2.2    TSI's Availability.  For the first thirty-six
(36) months during the term of this Agreement, TSI agrees to remain available to provide radio frequency engineering services to Nextel at the monthly staffing levels set forth in Exhibit A attached hereto, assuming an allocation between engineering titles of one (1) Project Leader (or Project Manager) for every two (2) System Engineers plus two (2) RF Engineers. In the event Nextel desires to engage TSI to provide more than the number of engineers required under the monthly staffing levels set forth in Exhibit A attached hereto, then:
(i) in the event Nextel provides TSI with a written request for the same that exceeds the required monthly staffing levels by less than five percent (5%), then TSI agrees (assuming the foregoing staffing allocation) to provide the requested staffing within three (3) weeks of its receipt of Nextel's request,
(ii) in the event Nextel provides TSI with a written request for the same that exceeds the monthly staffing levels by between five percent (5%) and ten percent (10%), then TSI agrees (assuming the foregoing staffing allocation) to provide the requested staffing within eight (8) weeks of its receipt of Nextel's request, and (iii) in the event Nextel provides TSI with a written request for the same that exceeds the monthly staffing levels by more than ten percent (10%), then TSI agrees (assuming the foregoing staffing allocation) to use its best efforts to meet Nextel's requirements subject to the availability of sufficient qualified personnel. For the purposes of this Agreement, TSI's Project Managers, Project Leaders, System Engineers and RF Engineers shall have substantially all of the qualifications set forth in Exhibit C attached hereto.

                 4.2.3    TSI Staffing Plan.

                 (a) For the first thirty-six (36) months during the term of this Agreement, the parties agree to meet on a quarterly basis to develop and agree upon an engineering personnel staffing plan for the immediately following three calendar quarters, until the expiration of such thirty-six (36) month period, as follows: (i) the first staffing plan will cover the immediately following three calendar quarters, and (ii) each subsequent staffing plan will carry forward, from the previous staffing plan, the staffing plan for the remaining two calendar quarters and include a new staffing plan for the third calendar quarter. Each staffing plan will be jointly prepared by TSI and Nextel and will provide for TSI's provision of radio frequency engineering services to Nextel at dollar amounts equaling not less than the applicable Minimum Service Charges during the relevant month(s).

                 (b) Each staffing plan will specify: (i) the number of engineers required, by grade level from Project Manager to RF Engineer, (ii) the respective staffing levels for each Nextel project office (subject to Section 4.2.3(c) below), and (iii) the number of engineers that will be required to provide professional services on a long-term (more than two (2) years) basis. TSI agrees to be available to provide Nextel with radio frequency engineering services equaling the Minimum Service Charges for the relevant month(s) in accordance with the then-current staffing. If TSI is unable (due to its inability to provide the required staffing) to provide radio frequency engineering services equaling the Minimum Service Charges, then: (A) TSI's radio frequency engineering services for the month will be invoiced based only on the services actually provided, and (B) TSI agrees to credit to Nextel's account an amount equal to Twenty percent (20%) of the difference between the Minimum Service Charges for the month and the amount invoiced to Nextel for radio frequency engineering services under the preceding subsection (A).

                 (c) Nextel shall have the option to reallocate any position designated in the then-current staffing plan for any particular Nextel project office to another Nextel project office, upon not less than thirty (30) days advance written notice to TSI. Upon its receipt of any such notice, TSI agrees to use reasonable efforts to provide the requested engineer in the newly designated project office, provided that, TSI shall not be liable for any failure to provide the same and the provisions of Section 4.2.3(b) shall not apply.

                 (d) Nextel fails to present to TSI a projection of its requirements for radio frequency engineering services, assuming the allocation between engineering titles described in Section 4.2.2 above, for any calendar quarter, and as a result, the parties fail to develop a staffing plan for the same calendar quarter, then neither: (i) TSI's inability to provide any particular level of engineer for the calendar month(s) that a staffing plan was not developed, nor (ii) TSI's inability to staff any particular Nextel office for the calendar month(s) that a staffing plan was not developed, shall operate to reduce or eliminate Nextel's obligation to pay the Minimum Service Charges.

                 4.2.4 Key Personnel; Promotions. TSI agrees to notify Nextel before TSI reassigns, promotes or changes the responsibilities of any radio frequency engineer who is rendering Services to Nextel. TSI agrees to take into account Nextel's views regarding the proposed reassignment, promotion or change in responsibilities, it being understood that TSI shall have sole authority to make the final decision regarding any such personnel.
In the event TSI, on its own initiative or as a result of the removal of an employee for "just cause" (as defined in Section 4.2.5(b) below), reassigns any of the foregoing personnel, then: (a) TSI shall use its best efforts to have the reassigned engineer spend: (i) three (3) days, for short-term assignments, or (ii) five (5) days for long-term assignments, at his/her assigned project office and/or location, training his/her replacement without charging Nextel for the services of the reassigned engineer during the afore-mentioned training period, and (b) Nextel will not be obligated to reimburse TSI for any expenses incurred in relocating and/or moving the engineer to his/her new assignment.

                 4.2.5    Long Term Assignments.

                 (a)      In the event Nextel determines that a
particular engineering position will need to be filled in a particular project office on a continuous basis for more than two (2) years, Nextel shall provide TSI with a written request to fill the position for a period of not less than two (2) years. Upon TSI's receipt of any such request, TSI shall determine whether any one or more of its employees would be interested in accepting the relevant engineering position. If TSI is able to secure an engineer for the requested position, and assuming the engineer is acceptable to Nextel, then TSI agrees to so assign the relevant engineer. The parties acknowledge and agree that: (i) TSI may not be able to provide engineer(s) on a long term basis within the requested time periods, and (ii) TSI may not be able to convert the engineers currently assigned to perform services in Nextel's project offices to long term assignment under this Section 4.2.5 in light of the engineer's original expectations in accepting his/her current the assignment, and TSI shall not be obligated to compel any engineer to accept the same.

                 (b)      In the event that, pursuant to any Nextel
request under Section 4.2.5(a) above, TSI assigns an engineer to perform services at any Nextel project office for a period of two (2) years or more:
(a) Nextel agrees not to terminate the engineer's assignment before the expiration of the applicable two (2) year period, or such longer period as may have been requested by Nextel (the "Commitment Period"), other than for "just cause," and (b) in lieu of the standard per diem, reimbursable living expenses and income tax equalization payments paid by Nextel hereunder, for each engineer, Nextel shall reimburse TSI: (i) for moving expenses incurred by TSI in moving the subject employee to and back from the relevant market, at a rate
of [                                          ] per move (where moving to the
market constitutes a single move and moving back from the market constitutes a second move) plus (ii) a monthly per diem in the amount of [
                        ] per engineer on long term assignment per month. In the event Nextel terminates the engineer's assignment before the expiration of the applicable Commitment Period, other than for "just cause," Nextel also agrees to pay TSI termination charges equal to the sum of [
        ] times the actual number of months remaining in the Commitment Period. For the purposes of this Section 4.2.5(b), the term "just cause" shall mean:
(i) after an engineer consistently fails to perform his/her responsibilities in a professional and competent manner, after notice and reasonable opportunity to cure his/her performance, or (ii) any act of dishonesty, fraud or deceit.

         4.3 Nextel Decisions. TSI and Nextel agree that because Nextel and/or other persons, and not TSI, shall have ultimate decision-making authority concerning the design, optimization and/or expansion of the Systems, TSI shall not, in the performance of any Services for Nextel under this Agreement, be responsible or have any liability for any design, conceptual planning, optimization and/or expansion of the System and/or any decisions made by Nextel and/or any person or entity providing services/products to Nextel (that is engaged by Nextel directly and is not a sub-contractor of TSI) concerning the Systems. Notwithstanding the provisions of this Section 4.3: (i) in rendering the Services TSI shall contribute its best efforts to Nextel's overall system engineering activities in order to achieve a system design of high quality, and
(ii) nothing in this Section 4.3 shall release TSI from its obligations under
Section 7.1.4 hereof with respect to recommendations made by TSI in performance of the Services.

         4.4 Subcontracting. TSI shall have the right to engage subcontractors to perform any or all of the Services, subject to Nextel's prior written approval, which shall not be unreasonably withheld or delayed. Each such subcontractor shall execute a confidentiality agreement with Nextel that is satisfactory to Nextel in form and substance.

         4.5 Certain Obligations. The parties hereby acknowledge that the minimum payments, availability requirements, and staffing provisions of Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.5 hereof shall remain in effect only for the first thirty-six (36) months during the term of this Agreement. After the expiration of such thirty-six (36) month period, Nextel may engage TSI to perform radio frequency engineering services, and TSI may agree to perform such services, from time to time. The provision of such services shall be subject to the terms, conditions and provisions of this Agreement.

5.       FEES AND EXPENSES.

         5.1 Software License Fees. On or before the first day of each month during the term of this Agreement, Nextel agrees to pay to TSI the Software license fees set forth in Exhibit B attached hereto.

         5.2 Software Maintenance & Support Fees. For each computer video display terminal that the CellCAD Software is used on under this Agreement (including those terminals used by employees of TSI at Nextel's premises), Nextel agrees to pay TSI the Software maintenance and support fees set forth in Exhibit B attached hereto. Each calendar quarter, Nextel shall: (i) audit the total number of computer video display terminals used by or on behalf of Nextel to operate the CellCAD Software, and (ii) provide TSI, within fifteen days after the close of each calendar quarter, with an accurate, complete and up-to-date count of the same. Nextel shall maintain accurate books and records setting forth the total number of such terminals. TSI shall have the right, upon reasonable notice to Nextel, to periodically audit Nextel's applicable and necessary books, records and facilities to verify the numbers provided to TSI hereunder.

         5.3 Engineering Service Fees. For each month during the term of this Agreement, Nextel agrees to pay TSI in accordance with the schedule of engineering service fees set forth in Exhibit A attached hereto, provided, however, that Nextel's total monthly payment for hourly radio frequency engineering service fees for the first thirty-six (36) months during the term of this Agreement shall not be less than the applicable Minimum Service Charges for the relevant month, as determined in accordance with Section 4.2 above (including any adjustments under Section 4.2.3(b) above).

         5.4 Expenses. Nextel agrees to reimburse TSI for all reasonable expenses (including, without limitation, travel (with airfare at coach rate), lodging, meal, telephone, facsimile, copying, shipping and other direct and/or associated expenses and costs) incurred by TSI in the performance of the
Services, plus [                 ].  The foregoing expenses shall include any
reasonable amounts paid by TSI to its employees as reimbursement for temporary living expenses, per diems and income tax equalization expenses, provided, however, that such payments shall not exceed the payments allowable under any expense reimbursement guidelines established from time to time by mutual agreement of the parties.

         5.5     Increase in Fees.

         (a) TSI shall have the right to increase: (i) the software license and software maintenance and support fees payable under Sections 5.1 and 5.2 above, and (ii) the monthly per diems for long-term assignments set forth in
Section 4.2.5 hereof, on July 1, 1996 and each July 1 thereafter during the term of this Agreement by an amount equal [





                                                                            ]

         (b) TSI shall have the right to increase the engineering service fees payable under Section 5.3 above on July 1, 1996 and on each July 1 thereafter for the first thirty-six (36) months during the term of this Agreement by an amount equal to the percentage increase in TSI's standard published rates (subject to Section 5.7 hereof) during the twelve (12) month period immediately preceding each increase; provided, however, that the increase in engineering service fees on any July 1 shall not, on a weighted average basis based on Nextel's usage of TSI personnel during the six (6)
months prior to such July 1, exceed [                ].  Unless otherwise agreed
between the parties, the rates applicable for engineering services provided after the expiration of the first thirty-six (36) month period during the term of this Agreement shall be TSI's then-current standard published rates for such services. The parties may meet prior to the expiration of such period to discuss and agree upon alternative rates.

         5.6 Payment Terms and Interest. All payments of software license fees under Section 5.1 hereof shall be made on or before first day of each month during the term of this Agreement. All payments of service fees, reimbursements of expenses, software maintenance and support fees, and other fees or charges due and payable under this Agreement shall be made within thirty (30) days of the date of Nextel's receipt of TSI's invoice. All past due payments shall bear interest, commencing on the date that is ten (10) days after the date of TSI's written notice of late payment, until paid in full at the rate of one percent (1%) per month or the highest rate allowed by applicable law, whichever is lower. Should TSI commence an action against Nextel to collect any payments due, Nextel agrees to pay all reasonable costs of collection, together with interest due and reasonable attorneys' fees.

         5.7 Preferred Customer. Notwithstanding anything herein to the contrary, it is the intent of the parties that: (i) Nextel shall be treated as a preferred customer; and (ii) TSI's fees and charges for the Software, services and hardware products, on an overall basis, shall be equivalent to the rates charged by TSI for similar size contractual arrangements on comparable terms and conditions.

6.       HARDWARE PRODUCTS.

         6.1 TSI Manufactured Products. During the term of this Agreement, Nextel shall have the right to purchase from TSI those LCC manufactured hardware products and associated maintenance programs generally offered by TSI to its customers at TSI's then-current standard list price, provided, however,
that Nextel shall be entitled to a [                    ] discount off the
standard list price for each product base unit, excluding accessories and any third party products. Notwithstanding the foregoing, the prices charged to Nextel by TSI shall be no greater than the prices charged by TSI for the same products to its other similarly situated customers given the same volume levels, terms and conditions of the relevant order. Provision by TSI to Nextel of such hardware products shall be: (i) subject to availability; (ii) subject to Nextel's agreement not to sell, distribute, transfer or assign such products to other persons, and (iii) sold under TSI's standard terms and conditions of sale (including, without limitation, warranties and delivery terms) for the item(s) ordered. A listing of TSI's current ESMR related products setting forth TSI's current standard list price for such items and designating the
products subject to the foregoing [   ] discount, is attached hereto as Exhibit
D.

         6.2     Third Party Products.

                 6.2.1 Purchase of Third Party Products. In connection with the installation of the CellCAD Software at any Installation Site under this Agreement, Nextel shall have the option, in its sole discretion, to purchase and/or license from TSI, and TSI hereby agrees to sell and/or license to Nextel, those third party hardware and software products that TSI distributes, as an authorized distributor, in connection with the CellCAD Software including computer servers and workstations manufactured by Sun Microsystems, Inc. ("Third Party Products"). Provision by TSI to Nextel of such Third Party Products shall be: (i) subject to availability, (ii) purchased for use by Nextel and not with a view toward resale and/or distribution; (iii) sold under the relevant vendor's standard terms and conditions of sale and/or licensing; (iv) provided at TSI's then-current standard list price for the item(s) ordered.

                 6.2.2 Installation of the Third Party Products. In the event Nextel acquires from TSI the Third Party Products required for installation of the CellCAD Software at any installation Site, Nextel shall have the option, in its sole discretion, to engage TSI to install, and TSI agrees (upon such request) to install, such Third Party Products at the relevant installation Site concurrent with TSI's installation of the CellCAD Software. TSI agrees to provide such installation services: (i) in substantial accordance with the installation schedule(s) agreed to between the parties,
(ii) in consideration for Nextel's payment of TSI's then current third party equipment and software installation fees (subject to Section 5.7 hereof), and
(iii) subject to Nextel's performance of all pre-installation work (including, without limitation, prewiring for network requirements, installation of adequate power supplies and environmental controls, and the provision of a floor plan showing the desired location for each network, machine and access area) reasonably requested by TSI as necessary, desired or appropriate to properly install the CellCAD Software and the Third Party Products.

                 6.2.3 Third Party Software Products. Nextel acknowledges and agrees that: (i) the Software contains and/or will be used in connection with certain third party software products consisting of software programs, data base programs, data files, libraries, graphical user interface modules, and similar software products distributed by TSI in connection with the Software, (ii) the provisions of Section 2.2 shall apply to the use of such third party software products under this Agreement, and (iii) the warranties and limits of liability offered by the relevant licensor to TSI shall be passed through to, and applicable to the use of all such third party software products as if fully set forth in this Agreement.

7.       WARRANTY AND DISCLAIMER.

         7.1     TSI's Warranties.

                 7.1.1 Subject to the limitations set forth below, TSI warrants that the Software will perform substantially in the manner specified in the Documentation. TSI's sole and exclusive obligation under warranty set forth in the preceding sentence shall be to use reasonable efforts to cure any Defect in the Software following receipt of written notice from Nextel of such Defect. Upon receipt by TSI of written notice of any Defect, TSI shall (i) promptly start planning and implementing a cure therefor; (ii) provide Nextel with a solution plan within ten

(10) working days; (iii) keep Nextel advised of TSI's efforts and progress to remedy such Defect; and (iv) cure such Defect as quickly as reasonably possible, but in no event more than five (5) weeks following TSI's receipt of written notice of such Defect. Cure of a Defect shall include, without limitation, modification of the Software and changes and updates of Documentation page(s). Notwithstanding anything herein to the Contrary, it is expressly understood and agreed that TSI shall have no obligation whatsoever under this Section 7.1.1: (i) if the Software is not operated in accordance with TSI's instructions and on the equipment and in the configurations identified by TSI in the Documentation; (ii) if all terrain and/or other databases used in conjunction with the Software have not been converted and set up by TSI; or (iii) if the Software has been modified or used in an unauthorized manner by Nextel or any third party.

                 7.1.2 TSI hereby represents and warrants that: (i) it has the right to grant the license of the Software to Nextel and (ii) the Software does not infringe any United States copyright of a third party.

                 7.1.3 TSI hereby represents and warrants that the storage media on which the Software is delivered will be free from defects in material and workmanship for a period of ninety (90) days from the date of delivery of the Software by TSI to Nextel.

                 7.1.4 TSI hereby warrants that TSI's radio frequency engineering services will be performed in accordance with generally accepted engineering practices for the wireless communications industry. TSI's sole and exclusive obligation under the foregoing warranty shall be to use reasonable efforts to reperform any non-conforming work as soon as practicable after receiving written notice from Nextel, provided that written notice is received within twelve (12) months after the work was performed or delivered to Nextel.

         7.2 DISCLAIMER. THE WARRANTIES SET FORTH IN SECTION 7.1 ARE THE ONLY WARRANTIES MADE BY TSI. SUCH WARRANTIES ARE IN LIEU OF, AND TSI EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND/OR CONDITIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, ANY IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, ANY IMPLIED WARRANTY OF NON-INFRINGEMENT (EXCEPT AS STATED IN SECTION 8) AND ANY IMPLIED WARRANTY ARISING OUT OF THE COURSE OF DEALING, CUSTOM OR USAGE OF TRADE. TSI DOES NOT WARRANT THAT THE SOFTWARE WILL: PERFORM OR BE CAPABLE FOR USE WITH ANY COMPUTER SYSTEM OR EQUIPMENT OTHER THAN THAT RECOMMENDED BY TSI; FUNCTION WITHOUT INTERRUPTION; AND/OR ACHIEVE ANY INTENDED RESULT. TSI DOES NOT WARRANT THE QUALITY, ACCURACY AND/OR COMPLETENESS OF THE DATA IN ANY DATABASE TO THE EXTENT SUCH

DATA IS SUPPLIED BY SOURCES OUTSIDE OF TSI's CONTROL. TSI DOES NOT PROVIDE, AND HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL WARRANTIES WITH RESPECT TO THIRD PARTY PRODUCTS. THE WARRANTIES SET FORTH IN SECTION 7.1 MAY NOT BE ENLARGED, DIMINISHED OR AFFECTED WITHOUT TSI'S WRITTEN CONSENT.

         7.3 LIMITATION OF LIABILITY. IN NO EVENT WILL TSI BE LIABLE TO NEXTEL OR ANY OTHER PERSON FOR LOSS OF PROFITS, BUSINESS, USE OR DATA OR SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR FOR ANY REASON, INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, EVEN IF TSI HAS BEEN ADVISED OF THE POSSIBILITY OF
SUCH DAMAGES.  THE ESSENTIAL PURPOSE OF THIS PROVISION IS TO LIMIT THE
POTENTIAL LIABILITY OF TSI ARISING OUT OF THIS AGREEMENT. IN NO EVENT SHALL TSI'S LIABILITY TO NEXTEL HEREUNDER EXCEED, IN THE AGGREGATE, [
                       ]; PROVIDED, HOWEVER, THAT IN THE EVENT THAT TSI IS FOUND LIABLE FOR WILLFUL BREACH OF THIS AGREEMENT, THEN AND ONLY THEN TSI'S LIABILITY HEREUNDER SHALL NOT EXCEED THE LESSER OF: (1) NEXTEL'S ACTUAL DAMAGES RESULTING FROM SUCH WILLFUL BREACH OR (2) ALL OF THE SERVICE AND SOFTWARE LICENSE FEES PAID BY NEXTEL TO TSI UNDER THIS AGREEMENT PRIOR TO THE DATE THE CLAIM WAS
MADE.

8.       INFRINGEMENT.

         8.1 Indemnity. Subject to the exclusions stated in Section 8.3, TSI agrees to indemnify Nextel and to hold Nextel harmless from and against any and all liabilities, damages, costs, charges and expenses (including reasonable attorneys' fees) incurred by Nextel as a result of or arising from any infringement or alleged infringement of any United States copyright of a third party in consequence of Nextel's use or possession of the Software in accordance with the provisions of this Agreement, subject to the following:

                 8.1.1 Nextel shall notify TSI promptly in writing of any alleged infringement of which Nextel has actual notice;

                 8.1.2 Nextel shall not make any admissions, representations or statements without TSI's prior written consent, unless required by law;

                 8.1.3 Nextel, at TSI's request and expense, shall allow TSI to conduct all negotiations, control any litigation and settle any claim; and

                 8.1.4 Nextel shall provide all reasonable assistance requested by TSI.

         8.2 Additional Obligations. If the Software is, or in the opinion of TSI is likely to become, the subject of any action for infringement of any United States copyright, or if the Software is adjudicated to infringe any United States copyright, or if the use of the Software is enjoined in the Territory, then TSI shall have the option to: (i) obtain for Nextel, at TSI's expense, the right to continue using the Software; (ii) replace or modify the Software so that it becomes non-infringing; or (iii) in the event the parties mutually agree that (i) and/or (ii) above are not practical or possible, after TSI's having used its best efforts, terminate this Agreement, without incurring any liability to Nextel, by providing written notice thereof to Nextel.

         8.3 Exclusions. Notwithstanding the foregoing, TSI shall have no obligation to indemnify Nextel pursuant to Section 8.1 with respect to any infringement or alleged infringement resulting from any modification to the Software made by Nextel or any third party or any unauthorized use of the Software by Nextel or any third party.

         8.4 Indemnification By Nextel. Nextel hereby agrees to indemnify TSI and to hold TSI harmless from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys' fees) incurred by TSI as a result of any unauthorized modification to or use of the Software by Nextel.

         8.5 EXCLUSIVE OBLIGATIONS AND REMEDIES. THE FOREGOING ARE TSI'S SOLE AND EXCLUSIVE OBLIGATIONS, AND NEXTEL'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO THE INFRINGEMENT OF ANY THIRD PARTY'S INTELLECTUAL PROPERTY RIGHTS.

9.       TAXES, DUTIES AND LEVIES.

         9.1 Nextel's Obligation to Pay. All license fees, fees for Services and other payments to TSI are exclusive of any and all taxes, duties or levies assessed by any governmental authority in the United States. All such taxes, duties and levies (exclusive of any taxes based upon TSI's net income) shall be assumed by and paid for by Nextel, irrespective of whether included in any invoice sent to Nextel at any time by TSI.

10.      NON-DISCLOSURE AND CONFIDENTIALITY.

         10.1 Nondisclosure of Proprietary Information. In the event either party hereto (the "Receiving Party") obtains from the other party hereto (the "Disclosing Party") information in whatever form which is confidential or proprietary ("Proprietary Information") the Receiving Party: (i) shall treat all such Proprietary Information as confidential; (ii) shall use such Proprietary Information only for the purposes contemplated in this Agreement; (iii) shall protect such Proprietary Information, whether in storage or in use, with the same degree of care as the Receiving Party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and (iv) shall not disclose such Proprietary Information to any third party except to such employees of the Receiving Party who need to know such Proprietary Information for the purpose of effectuating this Agreement, who have been informed of the confidential nature of such Proprietary Information and who are bound in writing by the provisions of this Section 10.

         10.2 Exclusions. The provisions of this Section 10 shall not apply to any Proprietary Information which: (i) was in the public domain on the date hereof or comes into the public domain other than through (a) the fault or negligence of the Receiving Party or (b) a third party's breach of a nondisclosure obligation to the Disclosing Party; (ii) was lawfully obtained by the Receiving Party from a third party without breach of (a) this Agreements by the Receiving Party or (b) a nondisclosure obligation of any third party to the Disclosing Party, and otherwise not in violation of the Disclosing Party's rights; (iii) was known to the Receiving Party at the time of disclosure as shown by the Receiving Party's records in existence at the time of disclosure;
(iv) was independently developed by the Receiving Party, as shown by written evidence of the Receiving Party, without making use of any Proprietary Information of the Disclosing Party; or (v) is required to be disclosed pursuant to the order of any court or governmental agency.

         10.3 Return. Upon the expiration or termination of this Agreement, and in any event upon the Disclosing Party's request at any time, the Receiving Party shall: (i) return to the Disclosing Party all documents (including any copies thereof) embodying the Disclosing Party's Proprietary Information and
(ii) certify in writing to the Disclosing Party, within ten (10) days following the Disclosing Party's request, that all such Proprietary Information has been returned.

         10.4 Injunctive Relief. TSI and Nextel acknowledge that the extent of damages in the event of the breach of any provision of Section 10.1 or 10.3 would be difficult or impossible to ascertain, and that there will be available no adequate remedy at law in the event of any such breach. Each party therefore agrees that in the event it breaches any provision of Section 10.1 or 10.3, the other party will be entitled to injunctive or other equitable relief, in addition to any other relief to which it may be entitled.

         10.5 Survival. The provisions of this Section 10 shall survive the expiration or termination of this Agreement.

11.      ADDITIONAL COVENANTS.

         11.1 Non-solicitation. During the term of this Agreement (including renewal terms, if any) and for a period of one (1) year following the expiration or termination of this Agreement, neither party nor any of its officers, agents, subsidiaries, successors or assigns shall, directly, indirectly or in concert with any other person, solicit the services of, retain, attempt to employ or employ any employee of the other party. In the event this Agreement is terminated, and either party desires to hire any radio frequency engineer then-assigned to perform services in any Nextel project office under this Agreement, then (a) the party seeking to hire (the "Hiring Party") shall provide the other party (the "Other Party") with written notice of its desire to hire the relevant engineer prior to entering into any discussions with, or making any employment offers to the relevant engineer, and
(b) the Other Party shall promptly advise the Hiring Party whether the Other Party intends to waive, in its sole discretion, the provisions of this Section
11.1.  In the event the Other Party elects to waive the provisions of this
Section 11.1, then (i) the parties agree to negotiate, in good faith, for the Hiring Party's payment to the Other Party of an appropriate finder's fee sufficient to compensate the Other Party for the investment (including training) made by the Other Party in the training and professional development of the relevant engineer, and (ii) contingent upon the parties having reached such agreement, the Hiring Party shall be free to solicit the services of, retain and/or employee the relevant engineer.

         11.2    Addition of Certain Nextel Affiliates.

         (a) The parties acknowledge that TSI has entered into a Software License Agreement with Dial Call, Inc. ("Dial Call"), dated as of January l, 1994 (the "Dial Call Agreement"), and further acknowledge that Nextel has entered into certain agreements with Dial Call whereby Nextel intends to acquire all of Dial Call's capital stock (the "Dial Call Acquisition"). In connection with completion of the Dial Call Acquisition, Nextel agrees to accept and assume the Dial Call Agreement (including, without limitation, the obligation to pay software license fees at the rates set forth therein), which shall govern Nextel's use of the ANET Software in connection with those Systems acquired by Nextel in connection with the Dial Call Acquisition. The Systems acquired by Nextel in connection with the Dial Call Acquisition shall be excluded from the Territory for the purposes of this Agreement, provided, however, that concurrent with Nextel's assumption of the Dial Call Agreement, or at anytime within one (1) year thereafter, Nextel shall have the option, upon written notice to TSI, to terminate the Dial Call Agreement. In the event Nextel exercises the foregoing option: (i) Nextel's use of the Software in connection with those Systems acquired by Nextel in connection with the Dial Call Acquisition shall be governed by the terms of this Agreement, and (ii) the software license fees payable by Nextel under Section 5.1 hereof shall, upon termination of the Dial Call Agreement, be increased by [
                 ] per month in accordance with Exhibit B attached hereto.

         (b) The parties acknowledge that Nextel has entered into certain agreements with OneComm, Inc. ("OneComm"), whereby Nextel intends to acquire all of OneComm's capital stock (the "OneComm Acquisition"). The Systems acquired by Nextel in connection with completion of the OneComm Acquisition shall be excluded from the Territory for the purposes of this Agreement, provided, however, that at anytime within one (1) year after completion of the OneComm Acquisition, Nextel shall have the option, upon written notice to TSI, to have all such Systems included in the Territory for all purposes of this Agreement. Commencing on the effective date of Nextel's exercise of the foregoing option: (i) Nextel's use of the Software in connection with such Systems shall be governed by the terms of this Agreement, and (ii) the software license fees payable by Nextel under Section 5.1 hereof shall not be increased.

12.      TERM AND TERMINATION.

         12.1 Term. This Agreement shall commence on the date first set forth above and shall continue in full force and effect for a period of four
(4) years thereafter, and shall thereafter be automatically renewed for additional and successive terms of one (1) year, unless sooner terminated as provided herein.

         12.2    Termination.  This Agreement may be terminated:

                 12.2.1 By Nextel or TSI, immediately upon written notice of termination, in the event of a material breach of this Agreement by the other party, if such breach continues uncured for a period of thirty (30) days after written notice of such breach;

                 12.2.2 By Nextel or TSI, immediately upon written notice of termination to the other party, in the event the other party shall:
(i) become insolvent; (ii) make an assignment for the benefit of creditors;
(iii) file a voluntary bankruptcy petition; (iv) acquiesce to any involuntary bankruptcy petition; (v) be adjudicated bankrupt; or (vi) cease to do business;

                 12.2.3 By Nextel or TSI, upon prior written notice to the other party at least sixty (60) days prior to the conclusion of the initial term or any annual renewal term thereafter;

                 12.2.4 By an executed written agreement between Nextel and TSI.

         12.3 Return of Software. Immediately following any termination or expiration of this Agreement, Nextel shall: (i) return the Software, the Documentation and all materials relating thereto (including all copies thereof) and (ii) certify in writing to TSI that all such data, materials and copies have been returned to TSI. Notwithstanding the foregoing, Nextel may retain one (1) copy of any databases provided to Nextel in connection with TSI's provision of the Services.

         12.4 Termination of Prior Agreement. Upon the execution of this Agreement, each of the Fleet Call, Discom, Powerfone, and Questar Agreements shall be automatically "terminated and of no further force or effect.

13.      GENERAL.

         13.1 Binding Effect; Assignment Restrictions. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, neither Nextel nor TSI shall be entitled to assign or transfer any or all of its respective rights or obligations hereunder without the prior written consent of the other party; provided, however, that each party shall be entitled to assign or transfer any or all of its rights or obligations to any entity that controls, is controlled by or is under common control with such party without the prior written consent of the other party. Any attempted assignment or transfer which is made in violation of this Section 13.1 shall be null and void and shall be deemed a material breach of this Agreement.

         13.2 Relationship. The relationship between the parties to this Agreement is and shall be that of independent contractors. It is expressly agreed that nothing in this Agreement shall be construed to create or imply a partnership, joint venture, agency relationship or contract of employment. Neither party shall have the authority to make any statement, representation or commitment of any kind, or to take any action, that shall be binding on the other party, except as authorized in writing by the party to be bound.

         13.3 Force Majeure. The obligations hereunder of each party shall be suspended while and to the extent that such party is prevented from complying herewith in whole or in part by any event beyond the reasonable control of such party, which for purposes of this Agreement shall include, without limitation, acts of God, earthquakes, unavoidable accidents, laws, rules, regulations or orders of government authorities, acts of war (declared or not), hostilities, blockades, civil disturbances, embargoes, strikes or any other similar event or cause. If any event described in the preceding sentence should result in the suspension of either party's performance of its obligations hereunder, such party shall give written notice of such suspension to the other party, specifying in reasonable detail the nature of the event causing such suspension. The party whose performance has been suspended shall:
(i) resume performance of its obligations hereunder as soon as reasonably practicable after the circumstances preventing such performance as provided above shall have terminated or ceased to have such effect and (ii) immediately notify the other party hereto in writing of such resumption.

         13.4 Entire Agreement, Amendment. This Agreement (together with the Exhibits attached hereto) constitutes the entire agreement between TSI and Nextel regarding the subject matter hereof. All prior or contemporaneous agreements, proposals, understandings and communications between TSI and Nextel regarding the subject matter hereof (including, without limitation, the Fleet Call Agreement), whether oral or written, are superseded by and merged into this Agreement. Neither this Agreement nor any Exhibit hereto may be modified or amended except by a written instrument executed by both TSI and Nextel. In the event of any inconsistency between the terms of this Agreement and any purchase or similar document issued by Nextel under this Agreement, the terms of this Agreement shall control. Any additional terms contained in any such purchase order or similar document shall be of no force or effect, and TSI expressly objects to and rejects all such additional terms.

         13.5 Severability. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall be enforceable to the maximum extent possible.

         13.6 Notices. All notices, consents and other communications hereunder shall be provided in writing and shall be delivered personally by registered or certified mail (return receipt requested), overnight courier, facsimile or similar method of communication, to the parties at the following addresses (or such other address as may have been furnished by or on behalf of such party by like notice):

         If to TSI:

                 Telecom Solutions Incorporated
                 2111 Wilson Boulevard
                 Suite 401
                 Arlington, VA 22201
                 Facsimile:   (703) 358-0062
                 Attention: President
                 With Copy to: General Counsel

         If to Nextel:

                 Nextel Communications, Inc.
                 201 Route 17 North
                 Rutherford, NJ 07070
                 Facsimile:   (201) 438-5540
                 Attention: Corporate Counsel

         Communications sent by facsimile shall be deemed effectively served upon dispatch. Communications sent by registered or certified mail shall be deemed effectively served seven (7) calendar days after mailing.
Communications sent by overnight courier shall be deemed effectively served one
(1) day after dispatch.

         13.7 Waiver. No waiver by either party of a breach of any term, provision or condition of this Agreement by the other party shall constitute a waiver of any succeeding breach of the same or any other provision hereof. No such waiver shall be valid unless executed in writing by the party making the waiver.

         13.8 Headings. The section and subsection headings used in this Agreement are intended for reference purposes only and shall not affect the interpretation or construction of any provision of this Agreement.

         13.9 Limitations. No action, regardless of form, arising out of this Agreement may be brought by either party more than two (2) years after the cause of action has arisen.

         13.10 Attorney's Fees. In the event it is necessary for either party to take any legal action to enforce any of the terms, provisions or conditions of this Agreement, the prevailing party will be entitled to recover from the other party all reasonable attorneys' fees and all reasonable costs and expenses relating to such legal action.

         13.11 Accrued Rights. The termination or expiration of this Agreement shall not effect or prejudice either party's accrued rights hereunder.

         13.12 Governing Law, Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction and venue of the federal and/or state courts of the Commonwealth of Virginia for the purpose of any legal or equitable action arising under this Agreement. Each party agrees that service of process on such party in any such action may be made by certified or registered mail, return receipt requested, to the address of such party set forth in Section 13.6.

         13.13 Dispute Resolution. If any dispute arises under this Agreement that is not settled promptly in the ordinary course of business, the parties shall seek to resolve such dispute between them, first by negotiating promptly with each other in good faith, face-to-face negotiations. Such face-to-face negotiations shall be conducted by the respective designated senior management representatives of each party. If the parties are unable to resolve the dispute between them within twenty (20) business days (or such other period as the parties shall mutually agree upon) through such face-to-face negotiations, then the complaining party may commence legal action in accordance with Sections 13.9 and 13.12 of this Agreement.

         13.14 Survival. The respective rights and obligations of the parties under this Agreement that, by their nature and import, are intended to survive the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

         13.15 Acknowledgment. EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT (INCLUDING THE EXHIBITS HERETO), UNDERSTANDS IT AND AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.

         IN WITNESS WHEREOF the parties hereto, by their duly authorized representatives; have executed this Agreement as of the date first set forth above.

NEXTEL COMMUNICATIONS, INC.                    TSI, a division of
                                                  LCC, L.L.C.

By:    /s/ J. M. DIXON                         By:    /s/ PIYUSH SODHA
      -------------------------                      -------------------------

Title: Executive Vice President                Title: President